EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-124341 on Form S-8 of our reports dated March 6, 2007 relating to the consolidated financial statements of Accuride Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of SFAS No. 123(R), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Accuride Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 9, 2007